UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(D) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 5, 2007

WPCS INTERNATIONAL INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-26277	98-0204758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One East Uwchlan Avenue, Suite 301, Exton, PA 19341
(Address of principal executive offices)

Registrant’s telephone number, including area code: (610) 903-0400

Copy of correspondence to:

Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement; and
ITEM 2.01 Completion of Acquisition or Disposition of Assets

On April 5, 2007, WPCS International Incorporated (the "Company"), acquired a 60% working interest (the “Equity Interest”) and a 60% profit interest (the “Profit Interest” and together with the Equity Interest, the “Interest”) in Taian AGS Pipeline Construction Co. Ltd., a joint venture enterprise in the City of Taian, Shandong province, the People's Republic of China ("TAGS") from American Gas Services, Inc. (“AGS”) and American Gas Services, Inc. Consultants (“AGS Consultants”), respectively. The purchase price for the Interest was $800,000 in cash and 68,085 shares of common stock of the Company having a value of $800,000. The purchase price is subject to adjustment in an amount equal to 60% of any shortfall between the net tangible asset value of TAGS as of the closing date and $3,300,000. The Interest was acquired pursuant to a Interest Purchase Agreement among WPCS International Incorporated, AGS and AGS Consultants, dated and effective as of April 5, 2007 (the "Agreement").

Founded in 1997 and headquartered in the Province of Shandong, TAGS is a communications infrastructure engineering company serving the China market. TAGS is certified by the People's Republic of China as both a Construction Enterprise of Reform Development company and a Technically Advanced Construction Enterprise company for the Province of Shandong, which are two of the highest certifications achievable for engineering and construction based businesses in China. TAGS is also licensed in 17 other provinces and has completed projects for a diverse customer base of businesses and government institutions in over 30 cities in China. The company has 80 employees.

ITEM 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Interest Purchase Agreement, dated as of April 5, 2007, by and among WPCS International Incorporated, American Gas Services, Inc. and American Gas Services, Inc. Consultants
10.2	Escrow Agreement, dated as of April 5, 2007, by and among WPCS International Incorporated, American Gas Services, Inc., American Gas Services, Inc. Consultants and Sichenzia Ross Friedman Ference LLP
99.1	Press Release, dated April 9, 2007, issued by WPCS International Incorporated.

SIGNATURE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WPCS INTERNATIONAL INCORPORATED

Dated: April 9, 2007	By:	/s/ ANDREW HIDALGO
Andrew Hidalgo President